Exhibit (e)
USQ CORE REAL ESTATE FUND

DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN
TERMS AND CONDITIONS

1.
Each shareholder ("Shareholder") holding shares of beneficial interest (the "Shares") of USQ Core Real Estate Fund (the "Fund") will automatically participate in the Fund's Dividend Reinvestment and Cash Purchase Plan (the "Plan"). Shareholders may elect not to participate in the Plan by indicating that choice on a shareholder certification at the time of such Shareholder's initial investment in the Fund or pursuant to paragraph 10 herein. If a Shareholder elects not to participate in the Plan, such Shareholder will automatically receive all dividends and distributions in cash or Shares (but, in the case of Shares, only to the extent that the Fund has determined that such distribution of Shares will be treated as a distribution of property for purposes of section 301 of the Internal Revenue Code) and will be paid by check in U.S. dollars mailed directly to such Shareholder by U.S. Bancorp Fund Services, LLC, as dividend disbursing agent. Shareholders that do not make such election (not to participate in the Plan) shall have all dividends and distributions, net of any applicable U.S. withholding tax, reinvested in additional Shares of the Fund.

2.
Shareholders may change their election by notifying, in writing, U.S. Bancorp Fund Services, LLC (the "Plan Agent"). The Fund reserves the right to suspend or limit at any time the ability of Shareholders to reinvest dividends or distributions.

3.
The Plan Agent will act as agent for individual Shareholders in administering the Plan and will open an account for each Shareholder under the Plan in the same name as his or her Shares are registered.

4.
Whenever the trustees of the Fund declare an income dividend or capital gains distribution payable in Shares or cash, participating Shareholders will take such dividend or distribution entirely in Shares to be issued by the Fund, and the Plan Agent shall automatically receive such Shares, including fractional shares, for the Shareholder's account. The number of Shares received by each participant in respect of the dividend or distribution will be based on the current net asset value ("NAV") of the Fund on the ex-dividend date (the "Valuation Date"), as determined by or on behalf of the Fund. The Valuation Date shall be the dividend or distribution payment date or, if that date is not a New York Stock Exchange trading day, the last preceding trading day. There is no sales load or other charge for Shares received pursuant to the Plan.

5.
The Plan Agent will apply all cash received as a dividend or distribution to purchase Shares as soon as practicable after the payment date of the dividend or distribution, but in no event later than 30 days after such payment date, except where necessary to comply with applicable provisions of the federal securities laws. No participant will have any authority to direct the time at which the Plan Agent may purchase Shares on such participant's behalf.

6.
Funds held by the Plan Agent will not bear interest. In addition, it is understood that the Plan Agent shall have no liability (except as set forth in paragraph 13 herein) in connection with any inability to purchase Shares within 30 days after the payment date of any dividend or distribution as herein provided or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the Shares acquired for any Shareholder's account.

7.
The Plan Agent will hold Shares acquired pursuant to the Plan in non-certificated form in the name of the Shareholder for whom such Shares are being held and each Shareholder's proxy will include those Shares held pursuant to the Plan. The Plan Agent will forward to each Shareholder participating in the Plan any proxy solicitation material received by it. In the case of Shareholders, such as banks, brokers or nominees, that hold Shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Shares certified from time to time by such Shareholders as representing the total amount registered in the names of such Shareholders and held for the account of beneficial owners who participate in the Plan.

8.
The Plan Agent will confirm, in writing, each acquisition of Shares made for the account of a Shareholder pursuant to the Plan as soon as practicable, but in any event not later than 60 days after the date thereof. Such confirmation will indicate the number of Shares purchased and the price per Share paid, and will include any applicable tax information pertaining to such Shareholder's account. It is understood that the reinvestment of dividends and distributions does not relieve the participant of any income tax which may be payable on such dividends. Any Shareholder who is subject to U.S. backup withholding tax, or who is a foreign Shareholder subject to U.S. income tax withholding, will have the applicable tax withheld from all dividends and distributions received and only the net amount will be reinvested in Shares. Although a Shareholder may from time to time have an undivided fractional interest in a Share, no certificates for fractional shares will be issued. However, distributions and dividends on fractional Shares will be credited to each Shareholder's account. In the event of termination of a Shareholder's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the NAV of the Shares at the time of termination.

9.
Any stock dividends or split shares distributed by the Fund on Shares held by the Plan Agent for a Shareholder will be credited to the Shareholder's account. In the event that the Fund makes available to Shareholders rights to purchase additional Shares or other securities, the Plan Agent will forward to each Shareholder participating in the Plan any materials received by it relating to such rights.

10.
A Shareholder may terminate her or his participation in the Plan by notifying the Plan Agent, in writing, at USQ Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. Such termination will be effective immediately if notice is received by the Plan Agent at least 30 days prior to any dividend or distribution record date; otherwise such termination will be effective, with respect to any subsequent dividend or distribution, on the first trading day after the dividend or distribution paid for such record date shall have been credited to such  Shareholder's account. The Plan may be terminated by the Plan Agent or the Fund with respect to any voluntary cash payments made or any dividends or distributions paid subsequent to a notice of termination in writing mailed to the Shareholders at least 90 days prior to the quarterly contribution date, in the case of voluntary cash payments, or the record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Plan Agent will cause a certificate or certificates for the full Shares held for a Shareholder under the Plan, and cash adjustment for any fractional shares, to be delivered to her or him or, upon the request of such Shareholder, will sell all of the Shares held for the Shareholder under the Plan, within ten days of receiving the Shareholder's instructions, and will deliver the proceeds less any brokerage commissions and transfer taxes to the Shareholder.

11.
If any Shareholder has withdrawn Shares from the Plan, or acquires Shares which have been withdrawn from the Plan, and wishes to have such Shares held through and subject to the Plan, such Shareholder may resubmit such Shares by notifying the Plan Agent at USQ Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701.

12.
These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholders appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholders unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of a Shareholder's account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of a successor Plan Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Plan Agent, for the Shareholders' accounts, all dividends and distributions payable on the Shares held in the Shareholders' name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

13.
The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

14.	These terms and conditions shall be governed by the laws of the State of Delaware.